Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 30, 2013

Preliminary Prospectus Supplement dated April 29, 2015

Registration Statement File No. 333-188957

UNITED TECHNOLOGIES CORPORATION

$850,000,000 4.150% NOTES DUE 2045

FINAL TERM SHEET DATED APRIL 29, 2015

Issuer:	United Technologies Corporation

Title:	4.150% Notes due 2045

Principal Amount:	$850,000,000

Maturity:	May 15, 2045

Coupon:	4.150%

Price to Public:	99.862% of face amount

Underwriting Discount	0.875%

Yield to maturity:	4.158%

Spread to Benchmark Treasury:	+140 basis points

Benchmark Treasury:	3.00% due November 15, 2044

Benchmark Treasury Spot and Yield:	104-28; 2.758%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2015

Make-Whole Call:	+25 basis points

Proceeds, Before Expenses	$841,389,500

Trade Date:	April 29, 2015

Settlement Date:	May 4, 2015 (T+3)

CUSIP:	913017 CA5

ISIN:	US913017CA50

Denominations	$2,000 × $1,000

Ratings*:	A2/A/A (Stable/Stable/Stable)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Banca IMI S.p.A.
Commerz Markets LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.
UniCredit Capital Markets LLC
BMO Capital Markets Corp.
The Governor and Company of the Bank of Ireland

*	Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-188957). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or J.P. Morgan Securities LLC at 1-212-834-4533.